090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number **20190171476-68**
	Filing Date and Time **04/19/2019 10:12 AM**
	Entity Number **E0251032005-5**

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
OPTIMUM SOURCE INTERNATIONAL LTD

2. The articles have been amended as follows: (provide article numbers, if available)
ARTICLE 1 AND 3 ARE AMENDED AS FOLLOWS:

1. The name of the corporation is **Shengshi International Holding Group Inc.** .3.(a)The maximum number of shares of all classes which the corporation is authorized to have outstanding is 75,000,000 shares with 55,000,000 common shares at par value $.001 per share and 20,000,000 preferred shares at par value $.01. The holders of common stock shall possess all voting rights and shall be entitled to all dividends and to distributions of the assets of the corporation upon dissolution. (b)The outstanding shares of common stock are hereby reclassified and reconstituted such that each 1,000 shares of common stock outstanding shall be and become one new share of common stock provided that (i) each shareholder of record or beneficial stockholder of record shall receive not less than 10 (ten) new shares and (i) any fractional shares shall be rounded up to the nearest whole share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: majority

4. Effective date and time of filing: (optional) Date: 04/22/2019 Time: 11:00 AM
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

SHENGSHI INTERNATIONAL HOLDING GROUP INC.

Nevada Business Identification # NV20051159825

Expiration Date: April 30, 2020

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on April 19, 2019

Barbara K. Cegavske

Barbara K. Cegavske
Secretary of State

You may verify this license at www.nvsos.gov under the Nevada Business Search.

License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which by law cannot be waived.